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                                                                      Exhibit 10
                                                                      ----------


           Employment Contracts

           -      Chairman, President and Chief Executive Officer

           -      Executive Vice President and Chief Financial Officer





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                                                                  July 13, 1994

                              EMPLOYMENT AGREEMENT

              BETWEEN FIRST UNION REAL ESTATE EQUITY AND MORTGAGE
                                  INVESTMENTS

                            AND JAMES C. MASTANDREA

  THIS EMPLOYMENT AGREEMENT (this "Agreement") is made at Cleveland, Ohio, this
   13TH   day of   JULY  , 1994, between FIRST UNION REAL ESTATE EQUITY AND
MORTGAGE INVESTMENTS, an Ohio business trust (the "Trust"), and JAMES C. MASTANDREA, II Bratenahl Towers, Suite 5E, Bratenahl, Ohio 44108
("Mastandrea").

                                  WITNESSETH:

  WHEREAS, Mastandrea holds the offices of Chairman of the Board of Trustees, Chairman of the Executive and Nominating Committees of the Board of Trustees, President, and Chief Executive Officer of the Trust;

  WHEREAS, Mastandrea has made and is expected to continue to make major contributions toward the elimination of a downward trend in operations, and toward the profitability, growth, and financial strength of the Trust; and

  WHEREAS, the Trust and Mastandrea desire to enter into this Agreement pursuant to which the Trust will continue to employ Mastandrea and Mastandrea will continue to serve the Trust;

  NOW, THEREFORE, the Trust and Mastandrea, in consideration of the premises and the mutual covenants herein contained, agree as follows:

  1. EMPLOYMENT, CONTRACT PERIOD. During the period specified in this Section 1, the Trust shall employ Mastandrea, and Mastandrea shall serve the Trust, on the terms and subject to the conditions set forth herein. The initial term of Mastandrea's employment hereunder shall commence as of the date specified in the first sentence of this Agreement (the "Effective Date") and, subject to prior termination as provided in Section 8, shall continue through the third anniversary of the Effective Date. The term of Mastandrea's employment hereunder shall be automatically renewed on the third anniversary of the Effective Date and on each succeeding anniversary of the Effective Date thereafter for succeeding terms of one year each, unless either party shall have given, at least 90 days prior to the expiration of any term, written notice of his or its intention not to renew the term of Mastandrea's employment hereunder, except that no extension of the term of Mastandrea's employment hereunder shall extend beyond the date of Mastandrea's 65th birthday. The term of Mastandrea's employment hereunder is sometimes hereinafter referred to as the "Contract Period."


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  2.  POSITION, DUTIES, RESPONSIBILITIES.

  (a) At all times during the Contract Period, Mastandrea shall have the titles of Chairman of the Board of Trustees, Chairman of the Executive Committee of the Board of Trustees, President, and Chief Executive Officer of the Trust and shall have and perform the duties and responsibilities of those offices (the "Offices"), consistent with the duties and responsibilities performed by Mastandrea as the incumbent in those Offices before the Effective Date, subject to the authority of the Board of Trustees of the Trust (the "Board of Trustees"). In addition, Mastandrea may hold such other offices as may be designated from time to time by the Board of Trustees; it is acknowledged that Mastandrea presently holds the office of Chairman of the Nominating Committee and shall continue in that office unless removed by the Board of Trustees.

  (b) At all times during the Contract Period, Mastandrea shall devote substantially all of his business time, energy, and talent to the business of and to the furtherance of the purposes and objectives of the Trust, and neither directly nor indirectly render any business, commercial, or professional services to any other person, firm, or organization for compensation without the prior approval of the Board of Trustees. Nothing in this Agreement shall preclude Mastandrea from devoting reasonable periods of time to charitable and community activities, service on boards of other companies (public or private) not in competition with the Trust, or the management of his personal investment assets provided:

   (i) such activities do not interfere with the performance by Mastandrea of his duties hereunder;

   (ii) Mastandrea does not make any single investment in excess of $150,000 in the outstanding securities of a publicly owned equity real estate investment trust or of any other entity engaged primarily in the ownership and/or management of real estate, other than the Trust, either for his own benefit or for the benefit of any person, firm, or entity (except that this limitation shall not apply to the continued holding by Mastandrea of any investments listed on Exhibit A to this Agreement that were held by him on July 1, 1993 and have been held by him continuously thereafter); and

   (iii) Mastandrea does not advise, assist, or render any services, either directly or indirectly, to a publicly owned equity real estate investment trust or in any other entity engaged primarily in the ownership and/or management of real estate that competes with the Trust, (except that this limitation shall not apply to the continued holding by Mastandrea of any investments listed on Exhibit A to this Agreement that were held by him on July 1, 1993 and have been held by him continuously thereafter), other than the Trust.

  (c) The duties to be performed by Mastandrea under this Agreement shall be performed primarily in Cuyahoga County at the offices of the Trust, and he shall not be required to





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perform services elsewhere except for travel incident to his performance of services and consistent with his travel for the Trust before the Effective
Date.

  3.  BASE SALARY AND PLAN COMPENSATION.

  (a) The rate of Mastandrea's base salary hereunder as of the Effective Date shall be $250,000 per year. The rate of Mastandrea's base salary shall be reviewed at least annually during the Contract Period and may be adjusted from time to time, based upon such standards as the Board of Trustees may determine to be appropriate, except that no such adjustment shall result in a reduction of Mastandrea's base salary below the level for the preceding year during the Contract Period.

  (b) Mastandrea shall receive the awards and any other compensation that have been earned during the Contract Period and that he is entitled to receive under the Trust's 1994 Long Term Incentive Ownership Plan and under any other share option, incentive compensation, or executive bonus plan in which he is entitled to participate (such awards and other compensation are hereinafter referred to as "Plan Compensation").

  4.  BENEFITS.  During the Contract Period, the Trust shall provide Mastandrea
(a) health and welfare benefits that are generally comparable with the health and welfare benefits that the Trust historically provided to Mastandrea before the Effective Date, including health insurance, travel accident insurance, life and accidental death insurance, and long term disability insurance at the levels in effect immediately before the Effective Date, (b) directors and officers liability insurance, (c) use of an executive class automobile with all maintenance and insurance paid by the Trust, (d) an indoor, heated parking space, (e) memberships in The Club at Society, The Union Club, and such other Cleveland business or social clubs, if any, as may be deemed necessary by Mastandrea and approved by the Board of Trustees, and (f) such other benefits as the Board of Trustees may from time to time authorize.

  5. SPLIT DOLLAR LIFE INSURANCE. The Trust shall enter into a split-dollar agreement with respect to an insurance policy on the life of Mastandrea with a death benefit in the amount of $2,500,000 payable to Mastandrea's designated beneficiary; any death benefit in excess of $2,500,000 shall be payable to the Trust. The premiums on the policy shall be set so that, based on reasonable dividend assumptions, the cash surrender value of the policy when Mastandrea attains age 65 is expected to be sufficient to fund the sum of (i) the return of all premiums theretofore paid (without interest) and (ii) paid-up insurance on the life of Mastandrea in the amount of $2,500,000 (when the cash surrender value attains this sum, the policy is referred to as "fully funded"). During the Contract Period, the Trust shall pay all premiums until the policy is fully funded; Mastandrea understands that a portion of those premiums will be included in his income for federal income tax purposes and that the Trust will compensate him for such amounts on a "grossed up" basis equal to his federal tax liabilities resulting therefrom. In the event of the termination of Mastandrea's employment before the policy is fully funded for any reason other than Mastandrea's death, a termination by the Trust for Cause, or a termination by Mastandrea without Good Reason, the Trust shall continue to pay the premiums until the earlier





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of (x) the end of the third year following termination of Mastandrea's employment and (y) the time at which the policy becomes fully funded. When the Trust's obligation to pay premiums ceases, whether or not the policy is fully funded, the Trust shall be entitled to receive an amount equal to the lesser of
(i) all premiums theretofore paid by it and (ii) the cash surrender value of the policy. The Trust shall be entitled to a collateral assignment of the policy to secure the receipt of that amount. Upon receipt of that amount, the collateral assignment shall expire, and Mastandrea or his designated beneficiary shall own the policy in full.

  6. REIMBURSEMENT FOR EXPENSES. Subject to such limitations as may be reasonably imposed by the Board of Trustees from time to time, the Trust shall reimburse Mastandrea for all reasonable, ordinary, and necessary expenses incurred by him in the performance of his duties hereunder, provided that Mastandrea accounts to the Trust therefor in a manner sufficient to substantiate deductions with respect to those expenses by the Trust for federal income tax purposes.

  7. EFFECT OF DISABILITY DURING CONTRACT PERIOD. If, during the Contract Period, Mastandrea becomes disabled as determined by a physician acceptable to Mastandrea and the Trust, by reason of physical or mental impairment, to such an extent that he is unable to substantially perform his duties under this Agreement ("Disabled"):

  (a) The Trust may relieve Mastandrea of his duties under this Agreement for as long as Mastandrea is Disabled.

  (b) So long as Mastandrea remains Disabled, the Trust shall continue to pay Mastandrea the base salary and bonus (cash and stock) at the rate in effect immediately before he became Disabled, net of any other disability benefits paid to him by the Trust or any insurance funded by the Trust, the Trust shall continue to provide those health and welfare benefits, including contribution to any Pension Plan, that were being provided to Mastandrea immediately before he became Disabled, and Mastandrea shall continue to earn the Plan Compensation (other than bonus) to which he would have been entitled under Section 3(b) had he continued to be actively employed, until the earliest of (i) the first date on which he is no longer Disabled, (ii) the date of his death, (iii) the date on which Mastandrea attains age 65, or (iv) the third anniversary of the date on which he became Disabled. If Mastandrea becomes Disabled, thereafter recovers sufficiently to be able to substantially perform his duties, and later becomes Disabled again, the combined period in which Mastandrea is entitled to receive disability benefits under this Section 7(b) shall not exceed three years.

  8.  TERMINATION.

  (a) DEATH OR DISABILITY. Mastandrea's employment hereunder will terminate immediately upon Mastandrea's death. The Trust may terminate Mastandrea's employment hereunder immediately upon giving notice of termination if Mastandrea is Disabled for an aggregate of 180 days (whether business or non-business days and whether or not consecutive)





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  during any period of twelve consecutive calendar months; in the event of any such termination, the disability benefits payable under Section 7(b) shall be in lieu of any payments upon termination under Section 9.

  (b) FOR CAUSE. The Trust may terminate Mastandrea's employment under this Agreement for "Cause" if:

     (i) Except by reason of disability, Mastandrea fails substantially to devote the time and effort required for him to perform his duties hereunder;

     (ii) Except by reason of disability, Mastandrea fails to follow directions from the Board of Trustees that are appropriate in the context of his status as the principal executive officer of the Trust;

     (iii)  Mastandrea is convicted of a felony involving moral turpitude;

     (iv) Mastandrea engages in acts in violation of the confidentiality provisions of Section 13; or

     (v) Mastandrea willfully, wantonly, voluntarily, and without approval of the Board of Trustees takes any action that he knows to be materially adverse to the interest of the Trust and its shareholders, collectively.

Any termination of Mastandrea's employment for Cause shall be effective immediately upon the Trust giving Mastandrea 60 days notice of termination of employment and the grounds therefore. However, if any failure on Mastandrea's part referred to in clause (i) or (ii) of this Section 8(b) is curable, the Trust may not terminate Mastandrea's employment unless the Board of Trustees first gives him written notice specifying the nature of the failure and the steps that he must take to cure the failure, and Mastandrea fails to take those steps within 60 days after the notice is given.

  (c) BY THE TRUST WITHOUT CAUSE. The Trust may terminate Mastandrea's employment hereunder without Cause at any time upon notice from the Board of Trustees to Mastandrea.

  (d) BY MASTANDREA FOR GOOD REASON. Mastandrea may terminate his employment hereunder for "Good Reason" if one or more of the events listed in clauses (i) through (vi) of this Section 8(d) occurs:

   (i) Mastandrea's base salary is reduced from the amount in effect for the preceding year.

   (ii)  The Trust fails to provide the Plan Compensation contemplated by
   Section 3(b);





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   (iii)  The Trust fails in any material respect to provide benefits in accordance with Section 4 or split-dollar insurance in accordance with
   Section 5, in either case after Mastandrea has given the Trust written notice of the failure, and the Trust has failed to effect a cure within 60 days after the notice is given;

   (iv) Mastandrea is removed from any of his Offices (except the Chairman of the Nominating Committee) or responsibilities or his duties with the Trust are otherwise reduced to such an extent that he no longer has authority commensurate with the principal executive officer of the Trust;

   (v) Mastandrea's principal place of employment for the Trust is relocated outside of the Cleveland metropolitan area and, as a result, he is required to relocate outside the Cleveland metropolitan area; or

   (vi) After a Shift in Ownership the Board of Trustees fundamentally changes its strategic plan in a manner opposed by Mastandrea. Mastandrea may not terminate his employment under this clause (vi) unless he first gives the Board of Trustees written notice of specifying the change or changes that he opposes and the steps that Board of Trustees must take to rectify the strategic plan, and the Board of Trustees fails to take those steps within 60 days after the notice is given.

  (e) BY MASTANDREA WITHOUT GOOD REASON. Mastandrea may terminate his employment hereunder without Good Reason at any time upon thirty days advance notice from Mastandrea to the Board of Trustees.

  9. PAYMENTS UPON TERMINATION. Following any termination of Mastandrea's employment with the Trust, the Trust shall pay and provide to Mastandrea, after the date of the termination (the "Termination Date"), the amounts and benefits provided in this Section 9.

  (a) TERMINATION BY THE TRUST OR BY MASTANDREA FOR ANY REASON. Upon any termination of Mastandrea's employment for any reason, the Trust (i) shall pay to Mastandrea all unpaid base salary and other benefits (e.g., accrued vacation) with respect to periods ending on or before the Termination Date and
(ii) shall provide to Mastandrea all Plan Compensation that has been earned and vested prior to the Termination Date, subject to the terms and provisions of the applicable plans.

  (b) TERMINATION BY THE TRUST WITHOUT CAUSE, OR BY MASTANDREA FOR GOOD REASON. If Mastandrea's employment hereunder is terminated by the Trust without Cause or by Mastandrea for Good Reason, in addition to (but not in duplication of) the salary and Plan Compensation under Section 9(a), Trust shall pay and provide to Mastandrea the following amounts and benefits through the first to occur of (i) the date of his death, (ii) the date on which Mastandrea attains age 65, or (iii) the third anniversary of the Termination Date (the "Benefit Termination Date") at the same times as those amounts and benefits would have been paid and provided if Mastandrea had continued in the active employ of the Company through the Benefit Termination





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Date:

   (i) Base salary and bonus (cash and stock) at the rate in effect immediately before the Termination Date, provided however that if termination is after a Shift in Ownership, the Trust shall pay to Mastandrea the full amount otherwise due under this subsection immediately in a lump sum.

   (ii) Those health and welfare benefits including contribution to any Pension Plan that were being provided to Mastandrea immediately before the Termination Date through the Benefit Termination Date;

   (iii) In addition to any benefits Mastandrea is or may be entitled to under any retirement plan or program in which he participates, if after a Shift in Ownership an amount equal to three (3) times the total amount contributed by the Trust to Mastandrea's account under the Money Purchase Pension Plan and any excess benefit plan related thereto, with respect to the Plan year immediately prior to the Termination Date provided such payment shall not be duplicative of any payment made or to be made under subsection (ii) above.

   (iv) Continued vesting of share options held by Mastandrea through the Benefit Termination Date and the ability to exercise vested options through the first to occur of the expiration date of the share options or the Benefit Termination Date, as if Mastandrea had remained employed by the Trust; except that, if termination is after a Shift in Ownership, all share options that would otherwise have vested on or before the Benefit Termination Date shall become vested at and as of the Termination Date.

   (v) Lapse of restrictions on a number of restricted shares in each grant to Mastandrea made prior to the Termination Date (including the grant in July 1994 and any subsequent made grants prior to the Termination Date) calculated in accordance with the formula in option (I) or the formula in option (II) below, whichever generates the higher number:

   Option (I)

                    A * (P2 - P1)
                        ---------
                        ($21 - P1)

   A = the total number of restricted shares in the grant

   P1 = the market price of the shares at the date of grant

   P2 = the higher of (X) the market price of the shares at the Termination Date and (Y) the market price of the shares at the Benefit Termination Date.





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   Option (II)     A * X/96

   A =   the total number of restricted shares in the grant

   X = the number of completed calendar months between the date of grant and the Termination Date
   All other restricted shares will be forfeited and returned to the Trust. After the Termination Date, against delivery to the Trust of the certificate or certificates representing all of the restricted shares, the Trust will issue to Mastandrea an unlegended certificate or certificates for the shares whose restrictions have lapsed. If the market price of the shares at the Benefit Termination Date exceeds the market price of the shares at the Termination Date, the Trust will promptly issue to Mastandrea an unlegended certificate for the balance of the shares due to him.

   (vi) Continued accrual and vesting through the Benefit Termination Date of any Plan Compensation not referred to above and the ability to exercise vested awards through the first to occur of the expiration date of the awards or the Benefit Termination Date, as if Mastandrea had remained employed by the Trust.

  (c) SHARE OPTIONS. If Mastandrea's employment hereunder is terminated by the Trust without Cause or by Mastandrea for Good Reason, each of Mastandrea and the Trust shall have the right to "cash out" outstanding vested options held by Mastandrea (including options) by the payment of the aggregate spread between the exercise prices of the options and the last reported sales price of the shares on the date of termination, but only to the extent permitted by loan and other covenants then applicable to the Trust. The Trust may, at its election, pay up to 60% of this amount by delivery of a promissory note, with principal payable in equal quarterly installments over a period of four years and interest at a rate equal to prime as quoted by National City Bank, Cleveland, Ohio, plus 1%, compounded quarterly; the balance of the amount will be paid in cash.

  (d) FULL SATISFACTION; MITIGATION. Payment and provision of the salary and benefits to which Mastandrea is entitled under this Section 9 shall constitute full satisfaction of all obligations of the Trust to Mastandrea arising under this Agreement and/or in connection with the termination of his employment.
The Plan Compensation provided to Mastandrea under this Section 9 shall not be subject to mitigation under any circumstances. The salary and health and welfare benefits shall be subject to mitigation, but only if (i) Mastandrea's employment is terminated by him for Good Reason prior to a Change of Control or Shift in Ownership and (ii) during the period in which the amounts are to be paid or the benefits provided, Mastandrea is employed as an executive officer of another publicly owned equity real estate investment trust or other entity engaged primarily in the ownership and/or management of real estate.

  (e)  To secure payment of the benefits provided for in this Section 9 or
Section 14, the Trust agrees to establish an irrevocable escrow account (the "Escrow Account") at Society





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National Bank, Cleveland, Ohio or other national bank acceptable to Mastandrea
(the "Bank") promptly upon the earliest to occur of (i) public notice of Change in Control or Shift in Ownership, (ii) an agreement in principle to effect a Change in Control or Shift in Ownership by merger, purchase or sale of assets or other business combination by any person or (iii) a consummation of a Change in Control or Shift in Ownership ("The Change in Control Date or the Shift in Ownership Date"). The amount of security required to be kept on deposit in the Escrow Account shall be the maximum amount which the Trust would be required to pay to Mastandrea under Sections 9 or 14, if the Trust were to terminate Mastandrea's employment on the Change of Control Date or Shift in Ownership Date, and such amount shall be maintained on deposit in the Escrow Account until receipt by the Bank of written acknowledgement by Mastandrea that he has received all amounts payable to him by the Trust under Sections 9 or 14. Amounts deposited in the Escrow Account shall be paid out by the Bank only to Mastandrea or his designated beneficiary, in such amounts as Mastandrea shall certify to the Bank as amounts that the Trust is in default under Sections 9 or 14 of this Agreement, or to the Trust, to the extent that any amounts remain on deposit in the Escrow Account after the requirements of clause (i) or (ii) above have been satisfied. If any amounts payable to Mastandrea pursuant to Sections 9 or 14 are not paid by the Trust or the Bank when due, interest on such payments shall accrue at the rate of one percent (1%) per month, or the highest rate allowed by law, whichever is lower, until all overdue payments are paid in full.

  10. EFFECT OF FAILURE TO EXTEND TERM. If either the Trust or Mastandrea gives notice to the other of an intention not to extend the term of Mastandrea's employment hereunder for an additional year, as contemplated in
Section 1, that notice shall be treated as a notice of intended termination of Mastandrea's employment as of the end of then term. Accordingly, the termination of his employment will be treated as a termination by the Trust or by Mastandrea, as the case may be, with or without Cause, and for or not for Good Reason, as the case may be. This Section 10 is not intended to abrogate the specific notice requirements applicable to a termination for Cause under clause (i) or (ii) of Section 8(b) or to a termination for Good Reason under
Section 8(d).

  11. CHANGE OF CONTROL; SHIFT IN OWNERSHIP. (a) A "Change of Control" shall have the meaning given to it in the Trust's 1994 Long Term Incentive Ownership Plan. A "Shift in Ownership" shall be deemed to have occurred if at any time before the Termination Date any Person (other than the Trust, any Subsidiary of the Trust, any employee benefit plan or employee share ownership plan of the Trust or any Subsidiary of the Trust, or any Person organized, appointed, or established by the Trust or any Subsidiary of the Trust for or pursuant to the terms of any such plan), alone or together with any of its Affiliates or Associates, becomes the Beneficial Owner of 15% or more of the Shares then outstanding; provided that no Shift in Ownership shall be deemed to have occurred if, prior to the acquisition of Shares that causes the Person to become the Beneficial Owner of 15% or more of the combined voting power of the Trust's then outstanding Shares, the acquisition is supported by Mastandrea and approved by the Trust's Board of Trustees. For purposes of this definition, the terms "Beneficial Owner," "Person," and "Subsidiary" have the meanings given to them in the Rights Agreement, dated as of March 7, 1990, between the Trust and National City Bank, as Rights





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Agent, as amended from time to time.

  (b) As provided in the Trust's 1994 Long Term Incentive Ownership Plan, in the event of a Change in Control of the Trust, (i) all share options then outstanding will become fully exercisable as of the date of the Change in Control, (ii) all restrictions and conditions applicable to restricted stock and other stock awards will be deemed to have been satisfied as of the date of the Change in Control, and (iii) all cash awards will be deemed to have been fully earned as of the date of the Change in Control.

  12.  EXCESS PARACHUTE PAYMENT REDUCTION.

   (a) Anything in this Agreement to the contrary notwithstanding, if it is determined that any payment or distribution by the Trust to or for the benefit of Mastandrea (whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise) (a "Payment") would be nondeductible by the Trust for Federal income tax purposes because of Section 280G of the Internal Revenue Code and applicable regulations promulgated thereunder, then the aggregate present value of amounts payable or distributable to or for the benefit of Mastandrea pursuant to this Agreement (such payments or distributions pursuant to this Agreement are hereinafter referred to as "Agreement Payments") shall be reduced (but not below zero) to the Reduced Amount. The "Reduced Amount" shall be an amount expressed in present value which maximizes the aggregate present value of Agreement Payments without causing any Payment to be nondeductible by the Trust because of Section 280G of the Internal Revenue Code and applicable regulations promulgated thereunder. For purposes of this Section 12, present value shall be determined in accordance with Section 280G(d)(4) of the Internal Revenue Code and applicable regulations promulgated thereunder. All determinations required to be made under this Section 12 shall be made by the Accounting Firm (as defined in Section 12(b)) which shall provide detailed supporting calculations both to the Trust and Mastandrea within 30 days after the Termination Date or such earlier time as is requested by the Trust. The Trust and Mastandrea shall cooperate with each other and the Accounting Firm and will provide necessary information so that the Accounting Firm may make all such determinations. All such determinations by the Accounting Firm shall be final and binding upon the Trust and Mastandrea. Mastandrea shall determine which of the Agreement Payments (or, at the election of Mastandrea, other payments) shall be eliminated or reduced consistent with the requirements of this Section 12, provided that, if Mastandrea does not make such determination within 20 days of the receipt of the calculations made by the Accounting Firm, the Trust shall elect which of the Agreement Payments shall be eliminated or reduced consistent with the requirements of this Section 12, and shall notify Mastandrea promptly of such election. As a result of the uncertainty in the application of Section 280G of the Internal Revenue Code and applicable regulations promulgated thereunder at the time of the initial determination by the Accounting Firm hereunder, it is possible that Agreement Payments will be made by the Trust which should not have been made ("Overpayment") or the additional Agreement Payments will not be made by the Trust which could have been made ("Underpayment"), in each case, consistent with the calculations required to be made hereunder. If the Accounting Firm or a court of competent jurisdiction (in a final judgment as to which the





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time for appeal has lapsed or no appeal is available) determines at any time that an Overpayment has been made, any such Overpayment shall be treated for all purposes as a loan to Mastandrea which Mastandrea shall repay to the Trust together with interest at the applicable short-term Federal rate provided for in Section 1274(d)(1) of the Internal Revenue Code, compounded semi-annually; provided, however that no amount shall be payable by Mastandrea to the Trust, (or if paid by Mastandrea to the Trust, such payment shall be returned to Mastandrea) if and to the extent such payment would not reduce the amount which is subject to taxation under Section 4999 of the Internal Revenue Code. If the Accounting Firm or a court of competent jurisdiction (in a final judgment as to which the time for appeal has lapsed or no appeal is available) determines at any time that an Underpayment has occurred, any such Underpayment shall be properly paid by the Trust to or for the benefit of Mastandrea - together with interest at the applicable short-term Federal rate provided for in Section 1274(d)(1) of the Internal Revenue Code, compounded semi-annually. All costs and expenses relating to the determinations to be made hereunder shall be borne solely by the Trust.

   (b) The term "Accounting Firm" means the independent auditors of the Trust for the fiscal year preceding the year in which the Change of Control or Shift in Ownership occurred and such firm's successor or successors; provided, however, if such firm is unable or unwilling to serve and perform in the capacity contemplated by this Agreement, the Trust shall select another national accounting firm of recognized standing to serve and perform in that capacity under this Agreement, except that such other accounting firm shall not be the then independent auditors for the Trust.

  13. CONFIDENTIALITY. Mastandrea acknowledges that the business in which the Trust is engaged is competitive and that his employment with the Trust has required and will require that he have access to and knowledge of confidential and proprietary information pertaining to the Trust's operations and its properties ("Confidential Information"). Mastandrea shall not, during the term of his employment hereunder or at any time thereafter, except in connection with the performance of services hereunder or in furtherance of the business of the Trust, communicate, divulge, or disclose to any other person not a Trustee, officer, employee, or affiliate of, or not engaged to render services to or for, the Trust or use for his own benefit or purposes any Confidential Information that he has obtained from the Trust during the term of his Employment under this Agreement, except that this provision shall not preclude Mastandrea from communication or use of Confidential Information made known generally to the public by any party unrelated to Mastandrea, or from making any disclosure required by applicable law, rules, regulations, or court or governmental or regulatory authority order or decree provided that, if practicable, Mastandrea shall not disclose any Confidential Information without first giving the Trust notice of intention to make that disclosure and an opportunity to interpose an objection to the disclosure.

  14.  DEFERRAL OF PAYMENT OF COMPENSATION UNDER CERTAIN CIRCUMSTANCES.

  (a) SECTION 162(M). For purposes of this Section 14, the term "Section 162(m)" shall mean Section 162(m) of the Internal Revenue Code (which, as amended by the Revenue

Reconciliation Act of 1993, prescribes rules disallowing deductions for certain "applicable employee remuneration" to any of five specified "covered employees" of a publicly held corporation in excess of $1,000,000 per year), as from time to time amended, and the corresponding provisions of any similar law subsequently enacted, and to all regulations issued under that section and any such provisions.

  (b) DEFERRAL. For purposes of this Section 14, "Excess Compensation" as determined by the Accounting Firm, as defined in Section 12(b) shall mean the amount of compensation (including base salary, bonus and the lapse of restrictions on restricted shares granted to Mastandrea) otherwise paid or provided to Mastandrea by the Trust under this Agreement at any particular time (the "Scheduled Time") that, after giving effect to all elective deferrals of compensation, (i) would not be deductible by the Trust if paid at the Scheduled Time by reason of the disallowance rules of Section 162(m), and (ii) would be deductible by the Trust if deferred until and paid during a later year.

  (c) RESTRICTED SHARES. Except as provided in Section 14(e) or Section 14(f), if and to the extent that the lapse of restrictions on restricted shares at the Scheduled Time would result in Excess Compensation, Mastandrea will forfeit the restricted shares immediately prior to the Scheduled Time. Thereafter the Trust will deliver to Mastandrea a number of unrestricted shares equal to the number of restricted shares forfeited, together with an amount equal to any and all dividends that would have been paid on those shares from the Scheduled Time through the date of delivery, during the year that is determined by the Accounting Firm to be the first year following the Scheduled Time during which the unrestricted shares and dividends can be delivered without disallowance of the deduction for payment of the compensation by reason of Section 162(m). If the Accounting Firm determines that in any such year a portion, but not all, of the unrestricted shares and dividends can be delivered without disallowance of the deduction, the Trust will deliver to Mastandrea the portion that can be so delivered, and, except as provided in Section 14(e) or
Section 14(f), the remainder of the unrestricted shares and dividends will be delivered at a later date.

  (d)  DEFERRED CASH COMPENSATION. Except as provided in Section 14(e) or
Section 14(f), if and to the extent that the payment of cash compensation would result in Excess Compensation, after the forfeiture of any restricted shares under Section 14(c), payment of the cash compensation will be deferred. Thereafter, the Trust will pay to Mastandrea the amount of the deferred compensation, together with accrued interest, during the year that is determined by the Accounting Firm to be the first year following the Scheduled Time during which the compensation can be paid without disallowance of the deduction for payment of the compensation by reason of Section 162(m). If the Accounting Firm determines that in any such year a portion, but not all, of the deferred compensation and interest can be paid without disallowance of the deduction, the Trust will pay to Mastandrea the portion that can be so paid, and, except as provided in Section 14(e) or Section 14(f), the remainder of the deferred compensation and interest will be paid at a later date. For purposes hereof, interest will accrue from the date on which the compensation would have been paid but for this Section 14(d) through the date of payment at a rate equal to prime plus 1% quoted by National City Bank,

Cleveland, Ohio, compounded quarterly.

  (e) EARLY DELIVERY OF UNRESTRICTED SHARES OR PAYMENT OF DEFERRED COMPENSATION. If the Accounting Firm determines that the delivery to Mastandrea of the unrestricted shares and dividends under Section 14(c), or the payment to Mastandrea of the deferred compensation and interest under Section 14(d), will not result in a deduction to the Trust, even if paid in a later year, the Trust will, within three months of the date on which that determination is made, deliver to Mastandrea those unrestricted shares and dividends, or pay to Mastandrea that deferred compensation and interest, as the case may be.

  (f) DELIVERY OR PAYMENT FOLLOWING TERMINATION OF EMPLOYMENT IN ALL EVENTS. Within three months of the date on which Mastandrea ceases to be employed as an officer by the Trust, the Trust will deliver to Mastandrea all of the unrestricted shares and dividends not previously delivered to him under Section 14(c) and pay to Mastandrea, in a single lump sum, all of the deferred compensation and interest not previously paid to him under Section 14(d), whether or not the Trust is entitled to a deduction with respect thereto.

  (g)  MISCELLANEOUS.  In addition to all other payments provided for in this
Section 14 the Trust shall also pay to Mastandrea an amount, if any, equal to the additional taxes payable by Mastandrea on account of any deferral, due to higher marginal income tax rates payable by Mastandrea when the deferred compensation becomes payable. Mastandrea's rights with respect to the delivery of unrestricted shares and dividends, and the payment of deferred compensation and interest, under this Section 14 may not be assigned by him unless approved by the Board of Trustees. If Mastandrea dies before all unrestricted shares and dividends, and all deferred compensation and interest, under this Section 14 has been paid to him, any such unrestricted shares, dividends, deferred compensation, and interest shall be delivered and paid, at the same time it would have been paid if Mastandrea had not died but had merely ceased to be an employee of the Trust on the date of his death (or, if earlier, on the last date he actually was an employee of the Trust), to his estate or, if Mastandrea so directs the Trust in writing, to his wife or to a trust created by Mastandrea. The obligations of the Trust to deliver unrestricted shares and dividends, and to pay deferred compensation and interest, under this Section 14 constitute unsecured promises of the Trust, and neither Mastandrea nor any person claiming through him shall have, as a result of this Section 14, any lien or claim on any assets of the Trust that is superior to the claims of the general creditors of the Trust.

  15. MERGER OR TRANSFER OF ASSETS OF THE TRUST. The Trust will not consolidate with or merge into any other entity, or transfer all or substantially all of its assets or shares to another entity, unless such other entity assumes this Agreement in a signed writing and delivers a copy thereof to Mastandrea. Upon such assumption the successor entity shall become obligated to perform the obligations of the Trust under this Agreement, and the term "the Trust" as used in this Agreement shall be deemed to refer to such successor entity.

  16. NOTICES. Notices and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given when delivered in person (to the

Secretary of the Trust in the case of notices to the Trust and to Mastandrea in the case of notices to Mastandrea) or mailed by United States registered mail, return receipt requested, postage prepaid, as follows:


     If to the Trust:

     First Union Real Estate Equity
     and Mortgage Investments
     55 Public Square
     Suite 1900
     Cleveland, Ohio 44113
     Attention:  Secretary


     If to Mastandrea:

     Mr. James C. Mastandrea
     II Bratenahl Towers
     Suite 5E
     Bratenahl, Ohio 44108

or such other address as either party may have furnished to the other in writing in accordance herewith, except that notices of change of address shall be effective only upon receipt.

  17. VALIDITY. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement which shall remain in full force and effect.

  18. PURCHASE OF PROPERTIES OWNED BY MASTANDREA. As set forth in the Agreement between Mastandrea and the Trust, dated June 17, 1993, the Trust will consider the exchange of two real estate properties owned by Mastandrea and previously disclosed, for shares in the Trust, upon terms agreeable to Mastandrea and the Trust.

  19. MISCELLANEOUS. This Agreement has been duly approved and authorized by the Board of Trustees of the Trust. No provision of this Agreement may be modified, waived, or discharged unless such waiver, modification, or discharge is agreed to in a writing signed by Mastandrea and the Trust. This Agreement shall inure to the benefit of Mastandrea and his heirs and legal representatives. No waiver by either party hereto at any time of any breach by the other party of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same time or at any prior or subsequent time. No agreement or representation, oral or otherwise, express or implied, with respect to the subject matter hereof has been made by either party which is not set forth expressly in this Agreement. This Agreement shall be governed by and construed in accordance with the laws of the State of Ohio. In the event legal action is instituted to enforce any provision of this Agreement, each party shall pay its own cost and expense thereof. This Agreement constitutes the entire agreement between the parties with the subject matter hereof and all prior negotiations, discussions, and agreements on that subject matter are hereby superseded.

  20. NO PERSONAL LIABILITY. Notwithstanding anything herein to the contrary, this Agreement is made and executed on behalf of the Trust, a business trust organized under the laws of the State of Ohio, by its officers thereof on behalf of the trustees thereof, and none of the trustees or any additional or successor trustees hereinafter appointed, nor any beneficiary, officer, employee or agent of the Trust shall have any liability hereunder in his personal or individual capacity, but, instead, all parties shall look solely to the property and assets of the Trust for satisfaction of claims of any nature arising under or in connection with this Agreement.


  IN WITNESS WHEREOF, this Agreement has been signed by the Trust and Mastandrea as of the date first above written.

            FIRST UNION REAL ESTATE EQUITY
            AND MORTGAGE INVESTMENTS



            By /s/ William E. Conway
               -----------------------------
               Title: Trustee


               /s/ James C. Mastandrea
               -----------------------------
               JAMES C. MASTANDREA

                                   EXHIBIT A




OWNERSHIP INTEREST IN REAL ESTATE PROPERTIES
- - --------------------------------------------
SPOERLEIN COMMONS RETAIL, MEDICAL OFFICE AND PROFESSIONAL CENTER
BUFFALO GROVE, ILLINOIS 60089

RICHTON TRAIL APARTMENTS
RICHTON PARK, ILLINOIS



SINGLE FAMILY RESIDENTIAL LOTS
- - ------------------------------
NORTHWEST SUBURBS OF CHICAGO

                                                                  July 13, 1994

                              EMPLOYMENT AGREEMENT

              BETWEEN FIRST UNION REAL ESTATE EQUITY AND MORTGAGE
                                  INVESTMENTS

                              AND GREGORY D. BRUHN

  THIS EMPLOYMENT AGREEMENT (this "Agreement") is made at Cleveland, Ohio, this
   13TH   day of  JULY   , 1994, between FIRST UNION REAL ESTATE EQUITY AND
MORTGAGE INVESTMENTS, an Ohio business trust (the "Trust"), and GREGORY  D.
BRUHN,  80 WEST JUNIPER LANE          , Moreland Hills, Ohio  44022  ,
("Bruhn").

                                  WITNESSETH:

  WHEREAS, Bruhn holds the offices of Executive Vice President and Chief Financial Officer of the Trust;

  WHEREAS, Bruhn has made and is expected to continue to make major contributions toward the elimination of a downward trend in operations, and toward the profitability, growth, and financial strength of the Trust; and

  WHEREAS, the Trust and Bruhn desire to enter into this Agreement pursuant to which the Trust will continue to employ Bruhn and Bruhn will continue to serve the Trust;

  NOW, THEREFORE, the Trust and Bruhn, in consideration of the premises and the mutual covenants herein contained, agree as follows:

  1. EMPLOYMENT, CONTRACT PERIOD. During the period specified in this Section 1, the Trust shall employ Bruhn, and Bruhn shall serve the Trust, on the terms and subject to the conditions set forth herein. The initial term of Bruhn's employment hereunder shall commence as of the date specified in the first sentence of this Agreement (the "Effective Date") and, subject to prior termination as provided in Section 7, shall continue through the third anniversary of the Effective Date. The term of Bruhn's employment hereunder shall be automatically renewed on the third anniversary of the Effective Date and on each succeeding anniversary of the Effective Date thereafter for succeeding terms of one year each, unless either party shall have given, at least 90 days prior to the expiration of any term, written notice of his or its intention not to renew the term of Bruhn's employment hereunder, except that no extension of the term of Bruhn's employment hereunder shall extend beyond the date of Bruhn's 65th birthday. The term of Bruhn's employment hereunder is sometimes hereinafter referred to as the "Contract Period."

  2.  POSITION, DUTIES, RESPONSIBILITIES.

  (a) At all times during the Contract Period, Bruhn shall have the title of Executive Vice President and Chief Financial Officer of the Trust and shall have and perform the duties and responsibilities of those offices (the "Offices"), consistent with the duties and responsibilities performed by Bruhn as the incumbent in those Offices before the Effective Date, subject to the authority of the Board of Trustees of the Trust (the "Board of Trustees"). In addition, Bruhn may hold such other offices as may be designated from time to time by the Board of Trustees.

  (b) At all times during the Contract Period, Bruhn shall devote substantially all of his business time, energy, and talent to the business of and to the furtherance of the purposes and objectives of the Trust, and neither directly nor indirectly render any business, commercial, or professional services to any other person, firm, or organization for compensation without the prior approval of the Board of Trustees. Nothing in this Agreement shall preclude Bruhn from devoting reasonable periods of time to charitable and community activities, service on boards of other companies (public or private) not in competition with the Trust, or the management of his personal investment assets provided:

   (i) such activities do not interfere with the performance by Bruhn of his duties hereunder;

   (ii) Bruhn does not make any single investment in excess of $150,000 in the outstanding securities of a publicly owned equity real estate investment trust or of any other entity engaged primarily in the ownership and/or management of real estate, other than the Trust, either for his own benefit or for the benefit of any person, firm, or entity; and

   (iii) Bruhn does not advise, assist, or render any services, either directly or indirectly, to a publicly owned equity real estate investment trust or in any other entity engaged primarily in the ownership and/or management of real estate that competes with the Trust, other than the Trust.

  (c) The duties to be performed by Bruhn under this Agreement shall be performed primarily in Cuyahoga County at the offices of the Trust, and he shall not be required to perform services elsewhere except for travel incident to his performance of services and consistent with his travel for the Trust before the Effective Date.

  3.  BASE SALARY AND PLAN COMPENSATION.

  (a) The rate of Bruhn's base salary hereunder as of the Effective Date shall be $140,000 per year through March 13, 1995 and increase to no less than $160,000 per year as of March 14, 1995. The rate of Bruhn's base salary shall be reviewed at least annually during the Contract Period and may be adjusted from time to time, based upon such standards as the Board of Trustees may determine to be appropriate, except that no such adjustment shall result in a reduction of Bruhn's base salary below the level for the preceding year during the Contract Period.

  (b) Bruhn shall receive the awards and any other compensation that have been earned during the Contract Period and that he is entitled to receive under the Trust's 1994 Long Term Incentive Ownership Plan and under any other share option, incentive compensation, or executive bonus plan in which he is entitled to participate (such awards and other compensation are hereinafter referred to as "Plan Compensation").

  4. BENEFITS. During the Contract Period, the Trust shall provide Bruhn (a) health and welfare benefits that are generally comparable with the health and welfare benefits that the Trust historically provided to Bruhn before the Effective Date, including health insurance, travel accident insurance, life and accidental death insurance, and long term disability insurance at the levels in effect immediately before the Effective Date, (b) directors and officers liability insurance, (c) an indoor, heated parking space, and (d) such other benefits as the Board of Trustees may from time to time authorize. The Trust will also pay up to a maximum of $30,000 membership initiation fee for a country club membership; thereafter monthly dues and assessments shall be the responsibility of Bruhn.


  5. REIMBURSEMENT FOR EXPENSES. Subject to such limitations as may be reasonably imposed by the Board of Trustees from time to time, the Trust shall reimburse Bruhn for all reasonable, ordinary, and necessary expenses incurred by him in the performance of his duties hereunder, provided that Bruhn accounts to the Trust therefor in a manner sufficient to substantiate deductions with respect to those expenses by the Trust for federal income tax purposes.

  6. EFFECT OF DISABILITY DURING CONTRACT PERIOD. If, during the Contract Period, Bruhn becomes disabled as determined by a physician acceptable to Bruhn and the Trust, by reason of physical or mental impairment, to such an extent that he is unable to substantially perform his duties under this Agreement ("Disabled"):

  (a) The Trust may relieve Bruhn of his duties under this Agreement for as long as Bruhn is Disabled.

  (b) So long as Bruhn remains Disabled, the Trust shall continue to pay Bruhn the base salary and bonus (cash and stock) at the rate in effect immediately before he became Disabled, net of any other disability benefits paid to him by the Trust or any insurance funded by the Trust, the Trust shall continue to provide those health and welfare benefits, including contribution to any Pension Plan, that were being provided to Bruhn immediately before he became Disabled, and Bruhn shall continue to earn the Plan Compensation (other than bonus) to which he would have been entitled under Section 3(b) had he continued to be actively employed, until the earliest of (i) the first date on which he is no longer Disabled, (ii) the date of his death, (iii) the date on which Bruhn attains age 65, or (iv) the third anniversary of the date on which he became Disabled. If Bruhn becomes Disabled, thereafter recovers sufficiently to be able to substantially perform his duties, and later becomes Disabled again, the combined period in which Bruhn is entitled to receive disability benefits under this Section 7(b) shall not exceed three years.

  7.  TERMINATION.

  (a) DEATH OR DISABILITY. Bruhn's employment hereunder will terminate immediately upon Bruhn's death. The Trust may terminate Bruhn's employment hereunder immediately upon giving notice of termination if Bruhn is Disabled for an aggregate of 180 days (whether business or non-business days and whether or not consecutive) during any period of twelve consecutive calendar months; in the event of any such termination, the disability benefits payable under Section 6(b) shall be in lieu of any payments upon termination under
  Section 8.

  (b) FOR CAUSE. The Trust may terminate Bruhn's employment under this Agreement for "Cause" if:

     (i) Except by reason of disability, Bruhn fails substantially to devote the time and effort required for him to perform his duties hereunder;

     (ii) Except by reason of disability, Bruhn fails to follow directions from the Chief Executive Officer or Board of Trustees that are appropriate in the context of his status as the Executive Vice President and Chief Financial Officer of the Trust;

     (iii) Bruhn is convicted of a felony involving moral turpitude;

     (iv) Bruhn engages in acts in violation of the confidentiality provisions of Section 12; or

     (v) Bruhn willfully, wantonly, voluntarily, and without approval of the Board of Trustees takes any action that he knows to be materially adverse to the interest of the Trust and its shareholders, collectively.

Any termination of Bruhn's employment for Cause shall be effective immediately upon the Trust giving Bruhn 60 days notice of termination of employment and the grounds therefore. However, if any failure on Bruhn's part referred to in clause (i) or (ii) of this Section 7(b) is curable, the Trust may not terminate Bruhn's employment unless the Board of Trustees first gives him written notice specifying the nature of the failure and the steps that he must take to cure the failure, and Bruhn fails to take those steps within 60 days after the notice is given.

  (c) BY THE TRUST WITHOUT CAUSE. The Trust may terminate Bruhn's employment hereunder without Cause at any time upon notice from the Board of Trustees to Bruhn.

  (d)  BY BRUHN FOR GOOD REASON.   Bruhn may terminate his employment hereunder
for "Good Reason" if one or more of the events listed in clauses (i) through
(vi) of this Section 7(d) occurs:

   (i) Bruhn's base salary is reduced from the amount in effect for the preceding year.

   (ii)  The Trust fails to provide the Plan Compensation contemplated by
   Section 3(b);

   (iii) The Trust fails in any material respect to provide benefits in accordance with Section 4 after Bruhn has given the Trust written notice of the failure, and the Trust has failed to effect a cure within 60 days after the notice is given;

   (iv) Bruhn is removed from any of his Offices or responsibilities or his duties with the Trust are otherwise reduced to such an extent that he no longer has authority commensurate with the Executive Vice President and Chief Financial Officer of the Trust;

   (v) Bruhn's principal place of employment for the Trust is relocated outside of the Cleveland metropolitan area and, as a result, he is required to relocate outside the Cleveland metropolitan area; or

  (e) BY BRUHN WITHOUT GOOD REASON. Bruhn may terminate his employment hereunder without Good Reason at any time upon thirty days advance notice from Bruhn to the Board of Trustees.

  8. PAYMENTS UPON TERMINATION. Following any termination of Bruhn's employment with the Trust, the Trust shall pay and provide to Bruhn, after the date of the termination (the "Termination Date"), the amounts and benefits provided in this Section 8.

  (a) TERMINATION BY THE TRUST OR BY BRUHN FOR ANY REASON. Upon any termination of Bruhn's employment for any reason, the Trust (i) shall pay to Bruhn all unpaid base salary and other benefits (e.g., accrued vacation) with respect to periods ending on or before the Termination Date and (ii) shall provide to Bruhn all Plan Compensation that has been earned and vested prior to the Termination Date, subject to the terms and provisions of the applicable plans.

  (b) TERMINATION BY THE TRUST WITHOUT CAUSE, OR BY BRUHN FOR GOOD REASON. If Bruhn's employment hereunder is terminated by the Trust without Cause or by Bruhn for Good Reason, in addition to (but not in duplication of) the salary and Plan Compensation under Section 8(a), Trust shall pay and provide to Bruhn the following amounts and benefits through the first to occur of (i) the date of his death, (ii) the date on which Bruhn attains age 65, or (iii) the third anniversary of the Termination Date (the "Benefit Termination Date") at the same times as those amounts and benefits would have been paid and provided if Bruhn had continued in the active employ of the Company through the Benefit Termination Date:

   (i) Base salary and bonus (cash and stock) at the rate in effect immediately before the Termination Date, provided however that if termination is after a Change in Control or Shift in Ownership, the Trust shall pay to Bruhn the full amount otherwise due under this subsection immediately in a lump sum.

   (ii) Those health and welfare benefits including contribution to any Pension Plan that were being provided to Bruhn immediately before the Termination Date through the Benefit Termination Date;

   (iii) In addition to any benefits Bruhn is or may be entitled to under any retirement plan or program in which he participates, if after a Change in Control or Shift in Ownership an amount equal to three (3) times the total amount contributed by the Trust to Bruhn's account under the Money Purchase Pension Plan and any excess benefit plan related thereto, with respect to the Plan year immediately prior to the Termination Date provided such payment shall not be duplicative of any payment made or to be made under subsection (ii) above.

   (iv) Continued vesting of share options held by Bruhn through the Benefit Termination Date and the ability to exercise vested options through the first to occur of the expiration date of the share options or the Benefit Termination Date, as if Bruhn had remained employed by the Trust; except that, if termination is after a Shift in Ownership, all share options that would otherwise have vested on or before the Benefit Termination Date shall become vested at and as of the Termination Date.

   (v) Lapse of restrictions on a number of restricted shares in each grant to Bruhn made prior to the Termination Date (including the grant in July 1994 and any subsequent made grants prior to the Termination Date) calculated in accordance with the formula in option (I) or the formula in option (II) below, whichever generates the higher number:

   Option (I)

                            A * (P2 - P1)
                                ---------
                                ($21 - P1)

   A = the total number of restricted shares in the grant

   P1 = the market price of the shares at the date of grant

   P2 = the higher of (X) the market price of the shares at the Termination Date and (Y) the market price of the shares at the Benefit Termination Date.

   Option (II)      A * X/96

   A =   the total number of restricted shares in the grant

   X = the number of completed calendar months between the date of grant and the Termination Date

   All other restricted shares will be forfeited and returned to the Trust. After the Termination Date, against delivery to the Trust of the certificate or certificates representing all of the restricted shares, the Trust will issue to Bruhn an unlegended certificate or certificates for the shares whose restrictions have lapsed. If the market price of the shares at the Benefit Termination Date exceeds the market price of the shares at the Termination Date, the Trust will promptly issue to Bruhn an unlegended certificate for the balance of the shares due to him.

   (vi) Continued accrual and vesting through the Benefit Termination Date of any Plan Compensation not referred to above and the ability to exercise vested awards through the first to occur of the expiration date of the awards or the Benefit Termination Date, as if Bruhn had remained employed by the Trust.

  (c) SHARE OPTIONS. If Bruhn's employment hereunder is terminated by the Trust without Cause or by Bruhn for Good Reason, each of Bruhn and the Trust shall have the right to "cash out" outstanding vested options held by Bruhn (including options) by the payment of the aggregate spread between the exercise prices of the options and the last reported sales price of the shares on the date of termination, but only to the extent permitted by loan and other covenants then applicable to the Trust. The Trust may, at its election, pay up to 60% of this amount by delivery of a promissory note, with principal payable in equal quarterly installments over a period of four years and interest at a rate equal to prime as quoted by National City Bank, Cleveland, Ohio, plus 1%, compounded quarterly; the balance of the amount will be paid in cash.


  (d) FULL SATISFACTION; MITIGATION. Payment and provision of the salary and benefits to which Bruhn is entitled under this Section 8 shall constitute full satisfaction of all obligations of the Trust to Bruhn arising under this Agreement and/or in connection with the termination of his employment. The Plan Compensation provided to Bruhn under this Section 8 shall not be subject to mitigation under any circumstances. The salary and health and welfare benefits shall be subject to mitigation, but only if (i) Bruhn's employment is terminated by him for Good Reason prior to a Change of Control or Shift in Ownership and (ii) during the period in which the amounts are to be paid or the benefits provided, Bruhn is employed as an executive officer of another publicly owned equity real estate investment trust or other entity engaged primarily in the ownership and/or management of real estate.

  (e)  To secure payment of the benefits provided for in this Section 8 or
Section 13 the Trust agrees to establish an irrevocable escrow account (the "Escrow Account") at Society National Bank, Cleveland, Ohio or other national bank acceptable to Bruhn (the "Bank") promptly upon the earliest to occur of
(i) public notice of Change in Control or Shift in Ownership, (ii) an agreement in principle to effect a Change in Control or Shift in Ownership by merger, purchase or sale of assets or other business combination by any person or (iii) a consummation of a Change in Control or Shift in Ownership ("The Change in Control Date or Shift in Ownership Date"). The amount of security required to be kept on deposit in the Escrow Account shall be the maximum amount which the Trust would be required to pay to Bruhn under Sections 8 or 13, if the Trust were to terminate Bruhn's employment on the Change of Control or Shift in Ownership Date, and such amount shall be maintained on deposit in the Escrow Account until receipt by the Bank of written acknowledgement by Bruhn that he has received all amounts payable to him by the Trust under Sections 8 or 13. Amounts deposited in the Escrow Account shall be paid out by the Bank only to Bruhn or his designated beneficiary, in such amounts as Bruhn shall certify to the Bank as amounts that the Trust is in default under Sections 8 or 13 of this Agreement, or to the Trust, to the extent that any amounts remain on deposit in the Escrow Account after the requirements of clause (i) or (ii) above have been satisfied. If any amounts payable to Bruhn pursuant to Sections 8 or 13 are not paid by the Trust or the Bank when due, interest on such payments shall accrue at the rate of one percent (1%) per month, or the highest rate allowed by law, whichever is lower, until all overdue payments are paid in full.

  9. EFFECT OF FAILURE TO EXTEND TERM. If either the Trust or Bruhn gives notice to the other of an intention not to extend the term of Bruhn's employment hereunder for an additional year, as contemplated in Section 1, that notice shall be treated as a notice of intended termination of Bruhn's employment as of the end of then term. Accordingly, the termination of his employment will be treated as a termination by the Trust or by Bruhn, as the case may be, with or without Cause, and for or not for Good Reason, as the case may be. This Section 9 is not intended to abrogate the specific notice requirements applicable to a termination for Cause under clause (i) or (ii) of
Section 7(b) or to a termination for Good Reason under Section 7(d).

  10. CHANGE OF CONTROL; SHIFT IN OWNERSHIP. (a) A "Change of Control" shall have the meaning given to it in the Trust's 1994 Long Term Incentive Ownership Plan. A "Shift in Ownership" shall be deemed to have occurred if at any time before the Termination Date any Person (other than the Trust, any Subsidiary of the Trust, any employee benefit plan or employee share ownership plan of the Trust or any Subsidiary of the Trust, or any Person organized, appointed, or established by the Trust or any Subsidiary of the Trust for or pursuant to the terms of any such plan), alone or together with any of its Affiliates or Associates, becomes the Beneficial Owner of 15% or more of the Shares then outstanding; provided that no Shift in Ownership shall be deemed to have occurred if, prior to the acquisition of Shares that causes the Person to become the Beneficial Owner of 15% or more of the combined voting power of the Trust's then outstanding Shares, the acquisition is supported by the Trust's Chairman and Chief Executive Officer and approved by the Trust's Board of Trustees. For purposes of this definition, the terms "Beneficial Owner," "Person," and "Subsidiary" have the meanings given to them in the Rights Agreement, dated as of March 7, 1990, between the Trust and National City Bank, as Rights Agent, as amended from time to time.

  (b) As provided in the Trust's 1994 Long Term Incentive Ownership Plan, in the event of a Change in Control of the Trust, (i) all share options then outstanding will become fully exercisable as of the date of the Change in Control, (ii) all restrictions and conditions applicable to restricted stock and other stock awards will be deemed to have been satisfied as of the date of the Change in Control, and (iii) all cash awards will be deemed to have been fully earned as of the date of the Change in Control.

  11.  EXCESS PARACHUTE PAYMENT REDUCTION.

   (a) Anything in this Agreement to the contrary notwithstanding, if it is determined that any payment or distribution by the Trust to or for the benefit of Bruhn (whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise) (a "Payment") would be nondeductible by the Trust for Federal income tax purposes because of Section 280G of the Internal Revenue Code and applicable regulations promulgated thereunder, then the aggregate present value of amounts payable or distributable to or for the benefit of Bruhn pursuant to this Agreement (such payments or distributions pursuant to this Agreement are hereinafter referred to as "Agreement Payments") shall be reduced (but not below zero) to the Reduced Amount. The "Reduced Amount" shall be an amount expressed in present value which maximizes the aggregate present value of Agreement Payments without causing any Payment to be nondeductible by the Trust because of Section 280G of the Internal Revenue Code and applicable regulations promulgated thereunder. For purposes of this
Section 11, present value shall be determined in accordance with Section 280G(d)(4) of the Internal Revenue Code and applicable regulations promulgated thereunder. All determinations required to be made under this Section 11 shall be made by the Accounting Firm (as defined in Section 11(b)) which shall provide detailed supporting calculations both to the Trust and Bruhn within 30 days after the Termination Date or such earlier time as is requested by the Trust. The Trust and Bruhn shall cooperate with each other and the Accounting Firm and will provide necessary information so that the Accounting Firm may make all such determinations. All such determinations by the Accounting Firm shall be final and binding upon the Trust and Bruhn. Bruhn shall determine which of the Agreement Payments (or, at the election of Bruhn, other payments) shall be eliminated or reduced consistent with the requirements of this Section 11, provided that, if Bruhn does not make such determination within 20 days of the receipt of the calculations made by the Accounting Firm, the Trust shall elect which of the Agreement Payments shall be eliminated or reduced consistent with the requirements of this Section 11, and shall notify Bruhn promptly of such election. As a result of the uncertainty in the application of Section 280G of the Internal Revenue Code and applicable regulations promulgated thereunder at the time of the initial determination by the Accounting Firm hereunder, it is possible that Agreement Payments will be made by the Trust which should not have been made ("Overpayment") or the additional Agreement Payments will not be made by the Trust which could have been made ("Underpayment"), in each case, consistent with the calculations required to be made hereunder.

If the Accounting Firm or a court of competent jurisdiction (in a final judgment as to which the time for appeal has lapsed or no appeal is available) determines at any time that an Overpayment has been made, any such Overpayment shall be treated for all purposes as a loan to Bruhn which Bruhn shall repay to the Trust together with interest at the applicable short-term Federal rate provided for in Section 1274(d)(1) of the Internal Revenue Code, compounded semi-annually; provided, however that no amount shall be payable by Bruhn to the Trust, (or if paid by Bruhn to the Trust, such payment shall be returned to Bruhn) if and to the extent such payment would not reduce the amount which is subject to taxation under Section 4999 of the Internal Revenue Code. If the Accounting Firm or a court of competent jurisdiction (in a final judgment as to which the time for appeal has lapsed or no appeal is available) determines at any time that an Underpayment has occurred, any such Underpayment shall be properly paid by the Trust to or for the benefit of Bruhn together with interest at the applicable short-term Federal rate provided for in Section 1274(d)(1) of the Internal Revenue Code, compounded semi-annually. All costs and expenses relating to the determinations to be made hereunder shall be borne solely by the Trust.

   (b) The term "Accounting Firm" means the independent auditors of the Trust for the fiscal year preceding the year in which the Change of Control or Shift in Ownership occurred and such firm's successor or successors; provided, however, if such firm is unable or unwilling to serve and perform in the capacity contemplated by this Agreement, the Trust shall select another national accounting firm of recognized standing to serve and perform in that capacity under this Agreement, except that such other accounting firm shall not be the then independent auditors for the Trust.

  12. CONFIDENTIALITY. Bruhn acknowledges that the business in which the Trust is engaged is competitive and that his employment with the Trust has required and will require that he have access to and knowledge of confidential and proprietary information pertaining to the Trust's operations and its properties ("Confidential Information"). Bruhn shall not, during the term of his employment hereunder or at any time thereafter, except in connection with the performance of services hereunder or in furtherance of the business of the Trust, communicate, divulge, or disclose to any other person not a Trustee, officer, employee, or affiliate of, or not engaged to render services to or for, the Trust or use for his own benefit or purposes any Confidential Information that he has obtained from the Trust during the term of his Employment under this Agreement, except that this provision shall not preclude Bruhn from communication or use of Confidential Information made known generally to the public by any party unrelated to Bruhn, or from making any disclosure required by applicable law, rules, regulations, or court or governmental or regulatory authority order or decree provided that, if practicable, Bruhn shall not disclose any Confidential Information without first giving the Trust notice of intention to make that disclosure and an opportunity to interpose an objection to the disclosure.


  13.  DEFERRAL OF PAYMENT OF COMPENSATION UNDER CERTAIN CIRCUMSTANCES.

   (a) SECTION 162(M). For purposes of this Section 13, the term "Section 162(m)" shall mean Section 162(m) of the Internal Revenue Code (which, as amended by the Revenue Reconciliation Act of 1993, prescribes rules disallowing deductions for certain "applicable employee remuneration" to any of five specified "covered employees" of a publicly held corporation in excess of $1,000,000 per year), as from time to time amended, and the corresponding provisions of any similar law subsequently enacted, and to all regulations issued under that section and any such provisions.

  (b) DEFERRAL. For purposes of this Section 13, "Excess Compensation" as determined by the Accounting Firm, as defined in Section 11(b), shall mean the amount of compensation (including base salary, bonus and the lapse of restrictions on restricted shares granted to Bruhn) otherwise paid or provided to Bruhn by the Trust under this Agreement at any particular time (the "Scheduled Time") that, after giving effect to all elective deferrals of compensation, (i) would not be deductible by the Trust if paid at the Scheduled Time by reason of the disallowance rules of Section 162(m), and (ii) would be deductible by the Trust if deferred until and paid during a later year.

  (c) RESTRICTED SHARES. Except as provided in Section 13(e) or Section 13(f), if and to the extent that the lapse of restrictions on restricted shares at the Scheduled Time would result in Excess Compensation, Bruhn will forfeit the restricted shares immediately prior to the Scheduled Time. Thereafter the Trust will deliver to Bruhn a number of unrestricted shares equal to the number of restricted shares forfeited, together with an amount equal to any and all dividends that would have been paid on those shares from the Scheduled Time through the date of delivery, during the year that is determined by the Accounting Firm to be the first year following the Scheduled Time during which the unrestricted shares and dividends can be delivered without disallowance of the deduction for payment of the compensation by reason of Section 162(m). If the Accounting Firm determines that in any such year a portion, but not all, of the unrestricted shares and dividends can be delivered without disallowance of the deduction, the Trust will deliver to Bruhn the portion that can be so delivered, and, except as provided in Section 13(e) or Section 13(f), the remainder of the unrestricted shares and dividends will be delivered at a later date.

  (d)  DEFERRED CASH COMPENSATION. Except as provided in Section 13(e) or
Section 13(f), if and to the extent that the payment of cash compensation would result in Excess Compensation, after the forfeiture of any restricted shares under Section 13(c), payment of the cash compensation will be deferred. Thereafter, the Trust will pay to Bruhn the amount of the deferred compensation, together with accrued interest, during the year that is determined by the Accounting Firm to be the first year following the Scheduled Time during which the compensation can be paid without disallowance of the deduction for payment of the compensation by reason of Section 162(m). If the Accounting Firm determines that in any such year a portion, but not all, of the deferred compensation and interest can be paid without disallowance of the deduction, the Trust will pay to Bruhn the portion that can be so paid, and, except as provided in Section 13(e) or Section 13(f), the remainder of the deferred compensation and interest will be paid at a later date. For purposes hereof, interest will accrue from the date on which the compensation would have been paid but for this Section 13(d) through the date of payment at a rate equal to prime plus 1% quoted by National City Bank, Cleveland, Ohio, compounded quarterly.

  (e) EARLY DELIVERY OF UNRESTRICTED SHARES OR PAYMENT OF DEFERRED COMPENSATION. If the Accounting Firm determines that the delivery to Bruhn of the unrestricted shares and dividends under Section 13(c), or the payment to Bruhn of the deferred compensation and interest under Section 13(d), will not result in a deduction to the Trust, even if paid in a later year, the Trust will, within three months of the date on which that determination is made, deliver to Bruhn those unrestricted shares and dividends, or pay to Bruhn that deferred compensation and interest, as the case may be.

  (f) DELIVERY OR PAYMENT FOLLOWING TERMINATION OF EMPLOYMENT IN ALL EVENTS. Within three months of the date on which Bruhn ceases to be employed as an officer by the Trust, the Trust will deliver to Bruhn all of the unrestricted shares and dividends not previously delivered to him under Section 13(c) and pay to Bruhn, in a single lump sum, all of the deferred compensation and interest not previously paid to him under Section 13(d), whether or not the Trust is entitled to a deduction with respect thereto.

  (g)  MISCELLANEOUS.  In addition to all other payments provided for in this
Section 13 the Trust shall also pay to Bruhn an amount, if any, equal to the additional taxes payable by Bruhn on account of any deferral, due to higher marginal income tax rates payable by Bruhn when the deferred compensation becomes payable. Bruhn's rights with respect to the delivery of unrestricted shares and dividends, and the payment of deferred compensation and interest, under this Section 13 may not be assigned by him unless approved by the Board of Trustees. If Bruhn dies before all unrestricted shares and dividends, and all deferred compensation and interest, under this Section 13 has been paid to him, any such unrestricted shares, dividends, deferred compensation, and interest shall be delivered and paid, at the same time it would have been paid if Bruhn had not died but had merely ceased to be an employee of the Trust on the date of his death (or, if earlier, on the last date he actually was an employee of the Trust), to his estate or, if Bruhn so directs the Trust in writing, to his wife or to a trust created by Bruhn. The obligations of the Trust to deliver unrestricted shares and dividends, and to pay deferred compensation and interest, under this Section 13 constitute unsecured promises of the Trust, and neither Bruhn nor any person claiming through him shall have, as a result of this Section 13, any lien or claim on any assets of the Trust that is superior to the claims of the general creditors of the Trust.

  14. MERGER OR TRANSFER OF ASSETS OF THE TRUST. The Trust will not consolidate with or merge into any other entity, or transfer all or substantially all of its assets or shares to another entity, unless such other entity assumes this Agreement in a signed writing and delivers a copy thereof to Bruhn. Upon such assumption the successor entity shall become obligated to perform the obligations of the Trust under this Agreement, and the term "the Trust" as used in this Agreement shall be deemed to refer to such successor entity.

15. NOTICES. Notices and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given when delivered in person (to the Secretary of the Trust in the case of notices to the Trust and to Bruhn in the case of notices to Bruhn or mailed by United States registered mail, return receipt requested, postage prepaid, as follows:

     If to the Trust:

     First Union Real Estate Equity
     and Mortgage Investments
     55 Public Square
     Suite 1900
     Cleveland, Ohio 44113
     Attention:  Secretary


     If to Bruhn:

     Gregory D. Bruhn
     80 West Juniper Lane
     Moreland Hills, Ohio 44022

or such other address as either party may have furnished to the other in writing in accordance herewith, except that notices of change of address shall be effective only upon receipt.

  16. VALIDITY. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement which shall remain in full force and effect.

  17. MISCELLANEOUS. This Agreement has been duly approved and authorized by the Board of Trustees of the Trust. No provision of this Agreement may be modified, waived, or discharged unless such waiver, modification, or discharge is agreed to in a writing signed by Bruhn and the Trust. This Agreement shall inure to the benefit of Bruhn and his heirs and legal representatives. No waiver by either party hereto at any time of any breach by the other party of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same time or at any prior or subsequent time. No agreement or representation, oral or otherwise, express or implied, with respect to the subject matter hereof has been made by either party which is not set forth expressly in this Agreement. This Agreement shall be governed by and construed in accordance with the laws of the State of Ohio. In the event legal action is instituted to enforce any provision of this Agreement, each party shall pay its own cost and expense thereof. This Agreement constitutes the entire agreement between the parties with the subject matter hereof and all prior negotiations, discussions, and agreements on that subject matter are hereby superseded, except that that portion of a certain letter agreement between the Trust and Bruhn, dated March 3, 1994, labeled "Other" and relating to reimbursement of certain moving and relocation expenses shall still apply to the extent not paid as of the date hereof.

  18. NO PERSONAL LIABILITY. Notwithstanding anything herein to the contrary, this Agreement is made and executed on behalf of the Trust, a business trust organized under the laws of the State of Ohio, by its officers thereof on behalf of the trustees thereof, and none of the trustees or any additional or successor trustees hereinafter appointed, nor any beneficiary, officer, employee or agent of the Trust shall have any liability hereunder in his personal or individual capacity, but, instead, all parties shall look solely to the property and assets of the Trust for satisfaction of claims of any nature arising under or in connection with this Agreement.

  IN WITNESS WHEREOF, this Agreement has been signed by the Trust and Bruhn as of the date first above written.


                                        FIRST UNION REAL ESTATE EQUITY
                                        AND MORTGAGE INVESTMENTS


                                        By /s/ William E. Conway
                                           ----------------------------------
                                           Title:  Trustee

                                           /s/ Gregory D. Bruhn
                                           ----------------------------------
                                           GREGORY D. BRUHN